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                                                                  Exhibit 10.10

                        ADVANCED COMMUNICATIONS GROUP, INC.
                                 EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into on March 31, 1998, ANTHONY CAPERS, ("Employee") and Advanced Communications Group, Inc.,
(ACG) a Delaware corporation ("Company") (collectively referred to as the "Parties"). The Company and Employee agree as follows:

1.   EMPLOYMENT

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Employee and the Company, the Company employs Employee, and Employee accepts employment subject to the terms and conditions of this Agreement. Unless the context otherwise clearly requires, all references to ACG in this Agreement shall include ACG, the Company and ACG's other subsidiaries.

2.   TERM

This Agreement shall commence and become effective on the date hereof and end on the fifth anniversary of the date hereof. Such term of employment may be renewed for successive periods of one year thereafter upon the mutual agreement of the Parties.

3.   COMPENSATION AND OTHER BENEFITS

     3.1 As compensation for his services to the Company under this Agreement, the Company shall pay to Employee during the term of this Agreement a base salary ("Base Salary") of $135,000 (ONE-HUNDRED THIRTY-FIVE THOUSAND DOLLARS) per annum, payable in equal semi-monthly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for any employee benefit plans.

     3.2 Employee shall be eligible to receive a potential cash bonus of $35,000 (THIRTY-FIVE THOUSAND DOLLARS) to be based upon his performance and a payment schedule as determined by the Compensation Committee of the Board of Directors ("Compensation Committee") of ACG. Employee agrees that the decision as to whether to award a Bonus and the percentage amount thereof will be made by the Compensation Committee and will be based upon the criteria they set.

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     3.3  Employee will be entitled to two weeks of paid vacation annually during the term of this Agreement.

     3.4 Employee will be awarded 70,000 stock options to acquire common stock in Advanced Communications Group, Inc. at an exercise price equal to the initial public offering price per share. The options shall have a term of ten years and shall become exercisable in 33 1/3% increments on each anniversary date of Employee's employment hereunder. Accordingly, the options shall become fully vested three years from the date of grant. The options shall, except as provided herein, be subject to such terms and conditions as may be prescribed by the Compensation Committee.

     3.5 Employee shall receive benefits commensurate with his level of employment under any health plan of ACG.

4.   DUTIES AND EXTENT OF SERVICE

Employee shall serve as VICE PRESIDENT /BUSINESS MARKETS of Advanced Communications Group, Inc. Employee agrees to perform the duties incidental to his positions, as determined from time to time by the Chief Executive Officer and Executive Vice President of Sales & Marketing of Advanced Communications Group, Inc. Employee shall devote such time, attention, and energy to the business of ACG as are required to perform his duties and responsibilities hereunder and shall not during the term of this Agreement be engaged, directly or indirectly, in any other business activity if pursued for gain, profit, or other pecuniary advantage without the prior written consent of the Chief Executive Officer of Advanced Communications Group, Inc. In any event, after the date hereof, Employee shall not take any action inconsistent with Employee's relationship and responsibilities as an employee of the Company and Advanced Communications Group, Inc., or take any action which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of ACG.

5.   PROTECTION OF CONFIDENTIAL INFORMATION AND EMPLOYEE NON-COMPETITION

     5.1 Employee recognizes and acknowledges that he will have access to certain confidential information and trade secrets of ACG ("Confidential Information"). Such Confidential Information includes, but is not limited to: customer names; contracts; products purchased by customers; production

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          capabilities and processes; customer account and credit data;
          referral sources; computer programs and software; names and information relating to potential acquisition candidates;
          financing sources and other business relationships; information relating to confidential or secret designs, processes, formulae, plans, devices, or materials of ACG's business and marketing plans, confidential information and trade secrets relating to the distribution and marketing of ACG's products and services; patents pending; confidential characteristics of ACG's products and services; customer comments; troubleshooting requirements; product and service development; market development; manuals written by ACG; management, accounting, and reporting systems, procedures, and programs; off net contracts, leases, marketing agreements, sales employee compensation information, plans, and programs; marketing and financial analysis, plans, research, programs, and related information and data; forms, agreements, and legal documents; regulatory and supervisory reports; correspondence; statements; corporate books and records; and other similar information.

     5.2 Employee acknowledges and agrees that this Confidential Information constitutes valuable, special, and unique property of ACG.

     5.3 Employee will not, at any time during or after the term of this Agreement or his employment with ACG, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose.

     5.4 The foregoing restrictions shall not apply to: (a) any information in Employee's possession before its disclosure to Employee by ACG;
          or (b) information that is or shall lawfully be published or become part of the general knowledge through no act or omission of Employee. The Confidential Information disclosed to Employee under this Agreement is not within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in Employee's possession; or merely because portions thereof are in the public domain or in Employee's possession.

     5.5 To protect the confidentiality of the Confidential Information, Employee further agrees that while employed by ACG and for a period of one year

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          immediately after the termination of this Agreement or his employment with ACG, regardless of whether such termination of employment is voluntary or involuntary, he will not, for himself, or on behalf of any other person, firm, partnership, company, or corporation (i) generally compete in any manner whatsoever with ACG or solicit, accept, divert, or take away from ACG the business of any person, company, or business; (ii) directly or indirectly induce or attempt to influence any employee, officer, director, consultant, agent, vendor or other entity related to ACG to terminate his or her employment or association in any manner whatsoever with ACG; or
          (iii) engage in any commercial or technical activity involving the development, formulation, manufacture, production, distribution, marketing or sale of any product and services that ACG designs, produces, manufactures, distributes, markets or sells during the term of this Agreement or Employee's employment with ACG. The prescribed territory in which Employee shall not compete with ACG as outlined in this Paragraph 5.5 shall consist of all of those areas of the United States in which ACG is doing business at the time of Employee's termination of employment.

     5.6 Employee understands and acknowledges that due to the unique nature of the products and services provided by ACG and the need for sales personnel to have a relatively high degree of technical knowledge concerning these products and services, employment by ACG for sales, including the special training, knowledge, and confidential information that will be acquired in the course of such employment, will give Employee distinct and substantial advantages for potential sales activities concerning such products and services. Employee further understands and acknowledges that: because of the definition of products and services covered by this Agreement, the highly specialized nature of those products and services, the limited size and number of business entities in the business of developing and/or selling those products and services, and the much more numerous opportunities for Employee to work in his trade with respect to products and services not covered by this Agreement, the limitations as to time and geographic area contained in Paragraph 5.5 are reasonable and are not unduly onerous on Employee. Employee therefore agrees that the limitations as to time, geographic area, and scope of activity contained in Paragraph 5.5 do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of ACG. Employee also

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          agrees that in light of the facts acknowledged above, the
          substantial investment of ACG in developing its business and providing special training to Employee, and the certain and substantial harm that ACG would suffer if Employee were to engage in any of the activities described in Paragraph 5.5, ACG's need for the protection afforded by Paragraph 5.5 is greater than any hardship Employee might experience by complying with its terms. Employee also agrees that, if any provision of the covenant set forth in Paragraph
          5.5 is found to be invalid in part or whole, ACG may elect, but shall not be required, to have such provision reformed, whether as to time, geographic area, scope of activity, or otherwise, as and to the extent required for its validity under applicable law, and, as so reformed, such provisions shall be enforceable.

     5.7 Employee acknowledges that a violation or attempted violation on his part of any provision in this Paragraph 5 will cause irreparable damage to ACG. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Paragraph 5, Employee agrees that ACG shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or his agents, without showing any evidence of actual monetary loss resulting from such breach, including, but not limited to, restraining Employee from using or disclosing, in whole or in part, such Confidential Information or trade secrets; rendering any services to any person, firm, corporation, or other entity to whom any of such information may have been disclosed or is threatened to be disclosed; and/or violating the non-competition provision. Nothing herein shall be construed as prohibiting ACG from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorney's fees from Employee.

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6. TERMINATION OF EMPLOYMENT

     6.1 Employee's employment under this Agreement shall terminate on the occurrence of any of the following events:

          (a) END OF TERM: If the term of employment under the Agreement or any term of renewal ends.

          (b) DEATH OR DISABILITY OF EMPLOYEE: If Employee dies or becomes disabled such that he no longer is reasonably able to perform his duties as contemplated by this Agreement, the Company shall pay to Employee, or to the estate of Employee if he dies, that part of his Base Salary which would otherwise be payable to Employee through the end of the month in which his death or disability occurs, after giving effect to accrued sick leave benefits and accrued vacation time, if any. In the event of death of the employee, the estate of the employee shall have the right to exercise all options in which the employee was vested at the time of this death, until the expiration of those options under the terms of the option award. Upon such payment, as well as applicable insurance benefits, if any, all obligations of ACG to the Employee or his estate shall be fully satisfied, and this Agreement shall terminate.

          (c) RESIGNATION OF EMPLOYEE: If Employee resigns prior to the end of the term of this Agreement, this Agreement shall terminate immediately, and the Company shall pay to Employee that part of his Base Salary which would otherwise be payable to Employee through the effective date of his resignation. Upon such payment, all obligations in any manner whatsoever of ACG to Employee shall be fully satisfied.

          (d) CHANGE IN OWNERSHIP, MANAGEMENT, OR EMPLOYEE'S RESPONSIBILITIES: If there is a change in the ownership or management of the Company, and either of these changes significantly alters Employee's job responsibilities or compensation, Employee may resign from his positions within 60 days of such a change. If Employee resigns pursuant to this paragraph, the Company will continue to provide Employee with his monthly compensation for a period of one year after the initial date of any such change. Employee is not entitled to

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               receive any Bonus if he resigns as provided in this paragraph.
               For the period after Employee's resignation during which Employee will be paid. Employee will not have any authority to act on behalf of ACG.

          (e) TERMINATION BY THE COMPANY "WITH CAUSE." If Employee (i) violates any provision of this Agreement; (ii) fails to perform the services required of him pursuant to this Agreement; (iii) commits acts of fraud or dishonesty against ACG; (iv) is convicted of a crime other than a routine traffic violation; and/or (v) violates any policies of ACG as outlined in any ACG policy handbook, the Company may terminate the employment of Employee with cause. If Employee is terminated "with cause," Employee shall not be entitled to receive any further salary or benefits under this Agreement other than payment for that part of Employee's compensation that would otherwise be payable to Employee through the last date of his employment with ACG. Upon such payment, all obligations of ACG to Employee shall be fully satisfied, and this Agreement will terminate. Employee shall not be entitled to receive any Bonus or accrued vacation pay if his termination is "with cause."

          (f) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event the Company terminates Employee's employment for any reason other than as described in (e) above, Employee shall be entitled to that part of the Base Salary and benefits payable to Employee through the last date of his employment and the Base Salary shall continue thereafter for a period of six (6) months from termination.

     6.2 Termination of this Agreement shall not relieve Employee of any continuing obligations expressly provided in this Agreement, including, without limitation, those set forth in Paragraphs 5.1 through 5.6.

7.   RETURN OF ACG PROPERTY

     7.1 All data, drawings, documents, contracts, computerized data, information printouts, and tapes, tape recordings, documents, data, accounting records, personnel files, computer terminals, equipment, and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of ACG shall be the sole and exclusive property of ACG,

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          and none of such data, drawings or other records and written material, or copies thereof, shall be retained by Employee upon termination of his employment. This ACG property shall not be removed from ACG premises without ACG's prior written consent.

     7.2 Upon termination of this Agreement or whenever requested by ACG, Employee immediately shall deliver to ACG all of the ACG property or any of ACG's documents in Employee's possession or under Employee's control, including, but not limited to, all documents or data, Confidential Information, accounting records, computer terminals, data, discs, printouts and tapes, accounting machines, and all office furniture and fixtures, supplies, equipment and other personal property placed in the office of ACG. No copies of any such data shall be retained by Employee.

8.   NOTICES

Any notice required or permitted to be given under this Agreement shall be in writing and addressed to Employee at 14199 CROCUS WAY, ROSEMONT, MN, 55068
Attn: ANTHONY CAPERS, and to the Company, c/o JAMES F. CRAGG, 390 WOODS MILL ROAD, CHESTERFIELD, MO 63017, or to such other address as either party shall designate by written notice to the other. Notices may be sent by messenger or by registered or certified mail, postage prepaid, addressed to the party or parties to be notified, with return receipt requested. Notices sent by messenger shall be deemed received upon their actual receipt of the party to whom they are directed. Notices sent by registered or certified mail shall be deemed received on the third day following their deposit with the United States Postal Service.

9.   ARBITRATION

Exclusive jurisdiction with respect to any dispute, controversy, or claim brought by Employee concerning the subject matter contained in this Agreement, including, but not limited to, Employee's employment, termination from, and/or affiliation with ACG, shall be settled by arbitration in St. Louis, MO, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Any and all changes that may be made for the cost of the arbitration and the fees and

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expenses of the arbitrator shall be borne equally by the parties; attorneys'
fees and witness expenses shall be borne by the party incurring them.

Jurisdiction with respect to any dispute, controversy, or claim brought by ACG, concerning any subject matter contained in this Agreement shall rest in state or federal courts sitting in the State of Missouri. In addition, ACG, at its election, may submit any dispute to arbitration in accord with the procedures set forth in this section.

10.  MISCELLANEOUS

     10.1 The rights and obligations of ACG under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of ACG. This Agreement shall be binding upon the Employee and his agents, heirs, executors, administrators and legal representatives. The rights and obligations of Employee hereunder shall not be assignable by Employee.

     10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

     10.3 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

     10.4 This Agreement contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no other warranties, representations, covenants or agreements among ACG, the Company, and the Employee in connection with the subject matter hereof.

     10.5 The waiver by ACG of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by ACG of any subsequent breach by Employee.

     10.6 If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the

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           clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

     The parties have executed this Agreement to be effective as of the day and year first above written.

         "COMPANY"                                "EMPLOYEE"

ADVANCE COMMUNICATIONS GROUP, INC.

   /s/ Jim Cragg                              /s/ Anthony G. Capers
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Jim Cragg       Date 03/31/98              Anthony Capers    Date 04/01/98
Executive Vice President